Inside iPath Exchange Traded Notes (ETNs) Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-145845 October 1, 2007

The Latest Innovation from Barclays
What are iPath ETNs?
The benefits of iPath ETNs
•
Transparency
•
Tax efficiency
•
Liquidity
Unprecedented access
•
Commodities
•
Emerging markets
•
Currencies
•
Strategies

Introducing iPath ETNs
Securities issued by Barclays Bank PLC
•
Senior, unsecured debt
•
No principal protection or interest payments
Linked to the return of the market benchmarks or
strategies, less investor fees
•
Unlike ETFs, no underlying assets are held
Intraday trading flexibility like most equities

3 iPath ETNs are Brought to you by… Business Banking Personal Financial Services Barclaycard Barclays Private Clients Barclays Global Investors Barclays Capital Inc.

Transparent Performance
Principal
Amount of
iPath ETNs
x
Index Factor
–
Investor Fee
Yearly Fee  x  Principal
Amount x Index Factor
The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated, please see the applicable product page and Pricing Supplement at www.iPathETN.com.

Tax-Efficient Control
No interest or income distributions
Investors recognize capital gain or loss upon*:
•
Sale in secondary market
•
Redemption to issuer
•
Maturity
* For iPath ETNs linked directly to foreign currency exchange rates, it is reasonable for investors to claim this treatment provided they make a valid election for capital treatment.

Trading iPath ETNs
Buy or sell anytime during market hours
•
Trade at market price
Redeem directly to Barclays Bank PLC
•
Typically in amounts of at least 50,000 units per
redemption (a redemption charge may apply)
•
See relevant prospectus for procedures
Hold until maturity

Global Opportunities
*The investor fee is equal to: Yearly Fee x principal amount  x index factor, calculated on a daily basis. See Page 4.
† iPath ®
MSCI India IndexSM
ETNs will incur a redemption charge upon early redemption. In addition to daily exchange liquidity, investors may redeem at least 50,000 units of any iPath ® ETN directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus.
Trading
Symbol
Yearly Fee*
iPath Commodity ETNs
iPath
®
Dow Jones-AIG Commodity Index Total Return
SM
ETN
DJP 0.75%
iPath
®
S&P GSCI
TM
Total Return Index ETN
GSP 0.75%
iPath
®
S&P GSCI
TM
Crude Oil Total Return Index ETN
OIL 0.75%
iPath Emerging Market ETN
iPath
®
MSCI India Index
SM
ETN
INP
0.89%
†
iPath Exchange Rate ETNs
iPath
®
EUR/USD Exchange Rate ETN ERO 0.40%
iPath
®
GBP/USD Exchange Rate ETN GBB 0.40%
iPath
®
JPY/USD Exchange Rate ETN JYN 0.40%
iPath Strategy ETN
iPath
®
CBOE S&P 500 BuyWrite Index
SM
ETN
BWV 0.75%

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New Template_2006
4563-iP-0507

Familiar Features. Unique Benefits.
Index Mutual
Funds
ETNs ETFs
Underlying securities
Market risk
Credit risk of issuer
Intraday exchange liquidity
Institutional size redemption
Short sales
Transparency *
Tax efficiency **
* Mutual funds are only required to report holdings on a monthly basis.
** Certain traditional mutual funds (particularly index funds) can be tax efficient as well.

9 Innovation in Exchange Traded Products • Unprecedented access • Broader opportunities • New flexibility

An investment in iPath ETNs involves risks, including possible loss of principal.
For a description of the main risks see “Risk Factors” in the applicable prospectus.
Barclays Bank PLC has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at
www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc.
to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.
Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities.  Barclays Global Investors, N.A. and Barclays Capital
Inc. (“BCI”) are affiliates of Barclays Bank PLC.
iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt.  The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, uncertain principal repayment, and illiquidity. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer, and on the dates on which you may redeem them, as specified in the applicable prospectus. Sales in the secondary market may result in significant losses.
The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. The market value of the Securities may be influenced by many unpredictable factors, including highly volatile commodities prices, changes in supply and demand relationships; weather; agriculture; trade; pestilence; changes in interest rates; and
monetary and other governmental policies, action and inaction. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the index and the value of your Securities in varying ways.
An investment in the iPath ETNs linked to the MSCI India Total Return Index
SM
may carry risks
similar to a concentrated securities investment in a single region. International investments may involve risk of capital loss from unfavorable fluctuation in currency values, from differences in generally accepted accounting principles or from economic or political instability in other nations. Emerging markets involve heightened risks related to the same factors as well as increased volatility and lower trading volume. Securities focusing on a single country may be subject to higher volatility.
Subject to requirements described in the prospectus, the Securities may be redeemed with the Issuer in large, institutional blocks (typically, 50,000 Securities). A redemption charge will apply.

A “buy-write” strategy consists of a hypothetical portfolio consisting of a “long” position in the components of an underlying index and the sale of a succession of one-month, at- or slightly out-of-the-money call options on the underlying index or its components.  An investment in
iPath ETNs linked to buy-write strategies limit participation in any appreciation of the underlying indexes above the strike price of the call options sold, but exposure to any decline in the value of the indexes will not be limited. Stock and option prices may change unpredictably, affecting the value of the buy-write strategy and, consequently, the value of your Securities in unforeseeable ways.
An investment in iPath ETNs linked to the performance of a foreign currency exchange rate is subject to risks associated with fluctuations, particularly a decline, in the price of the applicable single foreign currency relative to the U.S. dollar. Factors that may have the effect of causing a decline in the price of a foreign currency include national debt levels and trade deficits, domestic and foreign inflation rates, domestic and foreign interest rates, and global or regional economic, financial, political, regulatory, geographical or judicial events. Currency exchange rates may be extremely volatile, and exposure to a single currency can lead to significant losses.
iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage commissions.
The sale, redemption or maturity of the Securities will generate tax consequences. In certain cases, you may be required to make a specific election in order to receive the most favorable tax treatment. For a more complete description, please see the description of the US federal income tax treatment in the applicable Pricing Supplement at www.iPathETN.com.

BGINA and its affiliates, and BCI and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice.  Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) was written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.
“Dow Jones
®
,” “AIG
®
,” “Dow Jones-AIG Commodity Index Total Return
SM
,” “DJAIGCI
SM
”, and “Dow Jones–
AIG Commodity Index
SM
” are registered trademarks or servicemarks of Dow Jones & Company, Inc., and
American International Group, Inc. (“AIG”), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC for the Securities. The Securities based on the Dow Jones–AIG Commodity
Index Total Return
SM
are not sponsored, endorsed, sold or promoted by Dow Jones, AIG Financial Products
Corp. (“AIG-FP”), AIG, or any of their respective subsidiaries or affiliates and none of Dow Jones, AIG, AIG-
FP, or any of their respective affiliates or subsidiaries makes any representation regarding the advisability of investing in such products.
S&P GSCI™, S&P GSCI™ Index, S&P GSCI™ Total Return Index, S&P GSCI™ Crude Oil Total Return
Index and S&P GSCI™ Commodity Index are trademarks or service marks of Standard & Poor’s and have been licensed for use by Barclays Bank PLC in connection with the Securities. The Securities are not sponsored or endorsed by Standard & Poor’s or any of its affiliates. The Securities are not sold by Goldman,
Sachs & Co. or any of its affiliates, other than in its capacity as a dealer of the Securities. Neither Standard &
Poor’s nor Goldman, Sachs & Co. nor any its affiliates makes any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P GSCI™ or any of its subindexes to track general commodity market performance.

The MSCI indexes are the exclusive property of Morgan Stanley Capital International Inc.
(“MSCI”).  MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC.  The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities.  The Pricing Supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether
MSCI’s permission is required.  Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.
“Standard & Poor’s
®
”, “S&P
®
”,
“S&P 500
®
”,
“Standard & Poor’s 500”, and “500” are trademarks of
Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) and “BuyWrite” and
“CBOE” are trademarks of the Chicago Board Options Exchange, Incorporated (“CBOE”).
These marks have been licensed for use by Barclays Bank PLC.  The Securities are not
sponsored, endorsed, sold or promoted by S&P or CBOE and S&P and CBOE make no representation regarding the advisability of investing in the Securities.
© 2007 BGINA. All rights reserved.  iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.
Not FDIC Insured   • Have No Bank Guarantee   • May Lose Value

• Prospectuses • Info Sheets • Frequently Asked Questions • Category Basics 1-877-76-iPath For more information, visit www.iPathETN.com